Exhibit 99.1

TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue

Suite 2770

Dallas, Texas 75201

TRUSTEES:		DAVID M. PETERSON
MAURICE MEYER III	Telephone (214) 969-5530	General Agent
JOHN R. NORRIS III
JAMES K. NORWOOD		TYLER GLOVER
Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	September 30, 2015	September 30, 2014

Oil and gas royalties	$6,060,645	$7,707,981
Land sales	1,888,635	323,125
Easements and sundry income	10,091,161	6,581,105
Other income	146,307	144,257
Total income	$18,186,748	$14,756,468
Provision for income tax	$5,771,859	$4,512,504
Net income	$11,461,349	$9,366,043
Net income per sub-share	$1.40	$1.11
Average sub-shares outstanding during period	8,190,757	8,406,403

	Nine Months Ended
	September 30, 2015	September 30, 2014

Oil and gas royalties	$18,285,504	$22,813,548
Land sales	22,316,635	1,993,730
Easements and sundry income	23,697,100	16,612,578
Other income	421,996	501,829
Total income	$64,721,235	$41,921,685
Provision for income tax	$20,894,401	$12,700,879
Net income	$41,043,450	$26,530,128
Net income per sub-share	$4.99	$3.15
Average sub-shares outstanding during period	8,226,185	8,425,346

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust's future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management's intent, beliefs or current expectations with respect to the Trust's future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.